UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

FIRST INTERSTATE BANCSYSTEM, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST INTERSTATE BANCSYSTEM, INC.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 21, 2014

at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 21, 2014, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect six directors to serve three-year terms, or until their respective successors have been elected and appointed; and,

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Only shareholders of record as of the close of business on March 14, 2014 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By internet—access http://www.voteproxy.com and follow the on-screen instructions;

•	By telephone—call 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By mail—sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person—vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ THOMAS W. SCOTT

Thomas W. Scott

Chairman of the Board of Directors

Billings, Montana

April 2, 2014

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF SHAREHOLDERS

OF

FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information

This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40016/ on or about April 2, 2014. Our board of directors, or the Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 21, 2014. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about April 2, 2014. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 14, 2014.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 20,218,688 shares of Class A common stock outstanding and entitled to vote and 24,083,966 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes in all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.voteproxy.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One—the Board recommends that you vote your shares FOR the election of each of the six director nominees.

Proposal Two— the Board recommends you vote your shares FOR ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all six director nominees and FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, is a non-routine matter. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted for Proposal Two and it will not be included in determining the number of votes cast with regard to Proposal One. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to all other business which may properly come before the annual meeting, unless a greater number of votes are required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.

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PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with our second amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The Board is divided into three groups with staggered three-year terms. James W. Haugh’s term ends May 21, 2014. James W. Haugh is not a nominee for re-election.

A total of six directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	Steven J. Corning

•	Dana Filip-Crandall

•	Charles E. Hart, M.D., M.S.

•	Charles M. Heyneman

•	Thomas W. Scott

•	Michael J. Sullivan

All of the director nominees are current members of the Board, except for Dana Filip-Crandall.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following tables set forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

Name and Age	Director Since	Principal Occupation
Steven J. Corning, 61	2008	President and Chief Executive Officer, Corning Companies
Dana Filip-Crandall, 49	Nominee	Vice President-Service Delivery, Comcast
Charles E. Hart, M.D., M.S., 64	2008	President and Chief Executive Officer, Regional Health, Inc.
Charles M. Heyneman, 53	2011	Lead Enterprise Architect, First Interstate Bank
Thomas W. Scott, 70	1971	Chairman of the Board, First Interstate BancSystem, Inc.
Michael J. Sullivan, 74	2003	Senior Attorney, Lewis, Roca & Rothgerber, LLP

A majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

The Board recommends a vote “FOR” each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Name and Age	Director Since	Term Expires	Principal Occupation
David H. Crum, 69	2001	2016	President and Chief Executive Officer, Crum Electric Supply Co., Inc.
William B. Ebzery, 64	2001	2016	Owner, Cypress Capital Management, LLC and Certified Public Accountant-retired
Ed Garding, 64	2012	2015	President and Chief Executive Officer, First Interstate BancSystem, Inc.
John M. Heyneman, Jr., 47	2010	2016	Contractor, North Main Association
David L. Jahnke, 60	2011	2015	Retired Partner, KPMG
Ross E. Leckie, 56	2009	2015	Executive Vice President, Allianz SE
James R. Scott, 64	1971	2015	Executive Vice Chairman, First Interstate BancSystem, Inc.
Jonathan R. Scott, 40	2013	2016	President, First Interstate Bank, Jackson
Randall I. Scott, 60	1993	2015	Managing General Partner, Nbar5 Limited Partnership
Teresa A. Taylor, 50	2012	2015	Owner and Chief Executive Officer, Blue Valley Advisors, LLC
Theodore H. Williams, 59	2013	2016	Developer and Manager, Thompson Creek Unit

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey LLP was appointed by the audit committee of the Board as our independent registered public accounting firm for the year ending December 31, 2014. The audit committee recommended that the Board ratify this appointment.

The Board ratified the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014 and is submitting the appointment to our shareholders for ratification at the annual meeting. No representatives of McGladrey LLP are expected to be present at the annual meeting.

Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of McGladrey LLP as independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of McGladrey LLP as our independent registered public accounting firm.

IMPORTANT NOTE REGARDING CERTAIN INFORMATION

CONTAINED IN THIS PROXY STATEMENT

Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including stock options, restricted shares and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, redesignated our previously-existing common stock as Class B common stock and created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2014 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 14, 2014 is based on 20,218,688 shares of Class A common stock and 24,083,966 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 14, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Exchange Act. This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr. and Homer A. Scott, Jr.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

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BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and nominees for director
Randall I. Scott(1)	5,442,827	21.2%	5,430,536	22.5%
James R. Scott(2)	5,061,106	20.0	5,033,784	20.9
Thomas W. Scott(3)	2,668,943	11.7	2,640,824	11.0
John M. Heyneman, Jr. (4)	1,738,451	7.9	1,723,156	7.2
Jonathan R. Scott(5)	945,224	4.5	914,488	3.8
Ed Garding(6)	247,057	1.2	86,748	*
William B. Ebzery(7)	162,743	*	25,912	*
Charles M. Heyneman(8)	160,750	*	149,214	*
David H. Crum(9)	75,056	*	13,144	*
James W. Haugh(10)	53,343	*	10,744	*
Michael J. Sullivan(11)	45,149	*	35,408	*
Ross E. Leckie(12)	26,083	*	1,960	*
Steven J. Corning(13)	20,747	*	15,208	*
Charles E. Hart, M.D., M.S.(14)	23,492	*	4,464	*
David L. Jahnke	7,391	*	—	*
Teresa A. Taylor	2,933	*	—	*
Theodore H. Williams	1,447	*	—	*
Dana Filip-Crandall(15)	—	*	—	*
Named executive officers who are not directors
Terrill R. Moore(16)	166,839	*	75,971	*
Michael G. Huston(17)	55,498	*	17,192	*
Kevin Riley	47,916	*	—	*
Kevin J. Guenthner(18)	33,938	*	2,354	*
Robert M. Cerkovnik(19)	28,551	*	2,543	*
All executive officers and directors as a group (22 persons)(20)	17,015,484	46.6	16,183,650	66.4
5% or greater security holders
First Interstate Bank(21)	8,376,641	30.8	6,995,343	29.0
Homer A. Scott, Jr.	2,410,957	10.7	2,363,254	9.8

*	Less than 1% of the class of common stock outstanding.
(1)

Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 357,840 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 670,160 Class B shares owned beneficially as acting managing general partner for various Scott family partnerships, 429,180 Class B shares owned beneficially as co-trustee for Scott family members, 9,648 Class A shares owned through our profit sharing plan and 4,608 Class B shares issuable under stock options.

(2)

Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 352,066 Class B shares and 9,558 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 Class A shares owned through our profit sharing plan and 4,608 Class B shares issuable under stock options.

(3)	Includes 23,076 Class A shares owned through our profit sharing plan, 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC and 4,608 Class B shares issuable under stock options.

(4)

Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as co-trustee for Scott family members and 15,295 Class A shares issuable under stock options.

(5)	Includes 143,876 Class B shares owned beneficially as trustee for Scott family members, 10,316 Class B shares issuable under stock options and 5,996 Class A shares issuable under stock options.
(6)	Includes 19,056 Class A shares owned through our profit sharing plan, 25,199 Class A shares issuable under stock options and 84,336 Class B shares issuable under stock options.
(7)	Includes 23,750 Class A shares owned through a family limited partnership, 25,912 Class B shares issuable under stock options and 13,081 Class A shares issuable under stock options.
(8)

Includes 3,492 Class A shares owned through our profit sharing plan and 11,976 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority.

(9)	Includes 59,940 Class A shares held in trust for Crum family members, 13,144 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(10)	Includes 10,744 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options. Mr. Haugh is not a nominee for re-election.
(11)	Includes 13,144 Class B shares issuable under stock options and 7,773 Class A shares issuable under stock options.
(12)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(13)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(14)	Includes 4,464 Class B shares issuable under stock options and 4,186 Class A shares issuable under stock options.
(15)	Ms. Filip-Crandall is a director nominee.
(16)

Includes 12,572 Class A shares owned through our profit sharing plan, 15,750 Class A shares issuable under stock options and 75,436 Class B shares issuable under stock options. Mr. Moore retired as Chief Financial Officer in August 2013.

(17)	Includes 4,972 Class A shares owned through our profit sharing plan, 9,060 Class A shares issuable under stock options and 15,416 Class B shares issuable under stock options.
(18)	Includes 8,760 Class A shares owned through our profit sharing plan, and 4,897 Class A shares issuable under stock options.
(19)	Includes 5,248 Class A shares owned through our profit sharing plan.
(20)	Includes 104,588 Class A shares owned through our profit sharing plan, 109,125 Class A shares issuable under stock options and 273,160 Class B shares issuable under stock options.
(21)

Includes 1,248,475 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 132,823 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 6,995,343 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2013, regarding our equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)(2)
Equity compensation plans approved by shareholders(3)	2,523,593	$17.20	647,313
Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.
(2)

On January 24, 2014, we filed a Registration Statement on Form S-8 to register an additional 1,500,000 shares of Class A common stock to be issued pursuant the 2006 Equity Compensation Plan, as amended and restated. This increase in number of shares authorized for issuance under the 2006 Equity Compensation Plan, as amended and restated, was approved by shareholders at the Annual Meeting of Shareholders held in May 2013.

(3)

Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan, as amended and restated. See Note 18, (Stock-based Compensation) of our audited financial statements for the fiscal year ended December 31, 2013 included in our annual report on Form 10-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Thomas W. Scott	70	Chairman of the Board
James R. Scott	64	Executive Vice Chairman of the Board
Ed Garding	64	President, Chief Executive Officer and Director
Kevin P. Riley	54	Executive Vice President and Chief Financial Officer
Robert M. Cerkovnik	55	Senior Vice President and Chief Credit Officer
Kevin J. Guenthner	50	Senior Vice President and Chief Information Officer
Michael G. Huston	46	Executive Vice President and Chief Banking Officer
Steven J. Corning	61	Director
Dana Filip-Crandall	49	Director Nominee
David H. Crum	69	Director
William B. Ebzery	64	Director
Charles E. Hart, M.D., M.S.	64	Director
James W. Haugh(1)	77	Director
Charles M. Heyneman	53	Director
John M. Heyneman, Jr.	47	Director
David L. Jahnke	60	Director
Ross E. Leckie	56	Director
Jonathan R. Scott	40	Director
Randall I. Scott	60	Director
Michael J. Sullivan	74	Director
Teresa A. Taylor	50	Director
Theodore H. Williams	59	Director

(1)	Term expires May 21, 2014. Not a nominee for re-election.

Business Biographies

Thomas W. Scott has been our chairman since January 2004 and a director since 1971. He began his employment with the Company in 1969. Mr. Scott served as our chief executive officer from 1978 through 2003. In addition, Mr. Scott has been a director of First Interstate Bank since January 2002, serving as chairman of the Board from 2004 to 2011. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009. Mr. Scott also served as Chairman of Leadership Montana. Mr. Scott was appointed by Wyoming’s governor to serve on the board of the Wyoming Business Council. Mr. Scott received his Bachelor of Arts degree in Economics from the University of Wyoming. Mr. Scott is the brother of James R. Scott, the father of Jonathan R. Scott and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience as a result of his years of service in top executive management positions with the Company and other family-related businesses, as well as his service on other corporate boards. Mr. Scott has extensive knowledge of the economies of our region and communities the Company serves and over the years has exercised community leadership positions. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

James R. Scott has been a director of ours since 1971, the executive vice chairman of the Board since March 2012 and the vice chairman of the Board from 1990 to 2012. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chairman since 2011. Mr. Scott is chairman of the Padlock Ranch Corporation, managing partner of J.S. Investments, vice president of the Foundation for Community Vitality, board member of First Interstate Foundation and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006, chairman of First Interstate Foundation from 1990 to 2006, and chairman of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott serves as chairman of the executive committee.

Ed Garding has been our chief executive officer since April 2012, our chief operating officer from August 2010 to April 2012 and served as an executive vice president of ours since January 2004. Mr. Garding has served as a director of ours since 2012. Mr. Garding served as our chief credit officer from 1999 to August 2010, senior vice president from 1996 through 2003, president of First Interstate Bank from 1998 to 2001 and president of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971. He received his Bachelor of Science degree in Business from Montana State University-Billings. Mr. Garding serves on the board of the Billings YMCA and is a member of the Montana State University-Billings School of Business. Mr. Garding served as chairman of the Montana Bankers Association, served as chairman of the Wyoming Bankers Association and is past chairman and board member of the Pacific Coast Banking School.

The qualifications of Mr. Garding identified by the Board include the following: Mr. Garding has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Garding also provides strategic insight and direction to the Company.

Kevin P. Riley has been our executive vice president and chief financial officer since August 2013. Mr. Riley has also served as a director of First Interstate Bank since August 2013. Prior to working with us, Mr. Riley served as executive vice president and chief financial officer of Berkshire Hills Bancorp in Massachusetts since 2007, and served in various executive-level positions with KeyCorp since 1986. Mr. Riley earned his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts. Mr. Riley is a certified public accountant.

Robert M. Cerkovnik has been a senior vice president of ours since February 2008 and our chief credit officer since September 2010. Prior to that time, Mr. Cerkovnik served as senior credit officer and credit department manager since February 2003 and served in various credit-related positions since September 1996. Prior to working for us, Mr. Cerkovnik served in credit and lending positions with Wells Fargo and First Interstate Bank of California from 1984 to 1996. Mr. Cerkovnik received his Bachelor of Science degree in Business from the University of Montana. Mr. Cerkovnik is a graduate of Pacific Coast Banking School. He also serves as a vice chair of the Billings Catholic Schools Foundation Board.

Kevin J. Guenthner has been a senior vice president and chief information officer of ours since March of 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012. Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996. Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991. Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting option from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Michael G. Huston has been our executive vice president and chief banking officer since March 2012. Prior to his current position, Mr. Huston served as a regional president of First Interstate Bank from 2010 to 2012, market president from 2008 to 2010, and in various lending positions within our Company since 1990. Mr. Huston served as president of the United Way of Natrona County board, president of the Casper Board of Public Utilities and vice chairman of the Amoco Reuse Joint Powers board. Mr. Huston received his Bachelor of Science degree in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as president and chief executive officer of Corning Companies, a real estate development firm, and has also been the president and broker/owner of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government, Cum Laude, from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director and serves as chairman of the credit committee.

Dana Filip-Crandall is a director nominee. Ms. Filip-Crandall has over 25 years of experience in executive management and global operations. She has been Vice President—Service Delivery of Comcast, a public company with more than 120,000 employees, since December 2013. Prior to that, Ms. Filip-Crandall was a managing director and chief information officer of British Telecom from 2009 to 2013, Vice President—Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005. Ms. Filip-Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University—Kellogg School of Management in 2001.

The qualifications of Ms. Filip-Crandall identified by the Board include the following: Ms. Filip-Crandall has significant knowledge in strategic planning, technology development and operations management. She also has knowledge on the fiduciary obligations, governance, operations practices and other requirements and duties of a public company. Ms. Filip-Crandall qualifies as an independent director.

David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been president and chief executive officer of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, and WESTECH, Inc., a manufacturer of mining equipment. He has also served on the board of directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was chairman of its board. He also was appointed by Wyoming’s governor to the board of the Wyoming Business Council on which he served as chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum qualifies as an independent director.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant (retired) and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo from 1975 to 2004. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as a financial expert and is an independent director.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart is a director, board vice-chairman and chairman of the governance committee of the board of directors of Premier Inc., a healthcare purchasing organization listed on the Nasdaq exhange, composed of 2,400 hospitals and 70,000 healthcare sites and past chairman of the board of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the South Dakota Chamber of Commerce board, Black Hills Vision board, Rapid City Economic Development Board, the American Hospital Association Regional Policy Committee and the Black Hills Community Health Center’s Finance Committee. Dr. Hart received his Bachelor of Science degree in Preprofessional Studies from the University of Notre Dame, his Doctor of Medicine degree from the University of Minnesota, and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the health care industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart serves as chairman of the technology committee.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as national practice director, bank tax services. Mr. Haugh was employed by KPMG, LLP for 26 years, including 21 years as a partner. Since January 2010, he has been an advisor to clients of a national CPA firm, is currently a director of Ironbridge Funds, a public $1.8 billion mutual fund, and is also a director of an international privately held company. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004. He has also served as an instructor in banking, tax, and accounting matters for the Office of the Comptroller of the Currency, The Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, the United States Agency for International Development and the American Bankers Association. Mr. Haugh is a governing member of the Chicago Symphony Orchestra, past chairman and life trustee of the Great Books Foundation and past chair of Dominican University. Mr. Haugh received his Bachelor of Arts degree in Economics, Cum Laude, from Princeton University and his Juris Doctor degree from the University of Michigan. He has done postgraduate work at the University of Chicago in Law and Economics.

The qualifications of Mr. Haugh identified by the Board include the following: Mr. Haugh has significant experience in the accounting, legal and financial consulting industries as a result of his years in those industries. Mr. Haugh possesses extensive knowledge of the fiduciary obligations and other legal requirements and duties of public companies as well as a particular knowledge of the banking industry gained by prior consulting and broad experience. He also brings geographic diversity to the Board. Mr. Haugh is an independent director. Mr. Haugh’s term ends May 21, 2014. Mr. Haugh is not a nominee for reelection.

Charles M. Heyneman has been a director of ours since May 2011. Mr. Heyneman has served as lead enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman served as a director of ours from 2004 to 2010. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is a director of First Interstate BancSystem Foundation. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of John M. Heyneman, Jr. and the cousin of Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a contractor for the North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan, Wyoming. He has served in this capacity since February of 2013. From November of 2009 to November of 2012, Mr. Heyneman served as the Wyoming project manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a director of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of Charles M. Heyneman and the cousin of Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

David L. Jahnke has been a director of ours since September 2011. Mr. Jahnke is a certified public accountant. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a director and chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies. Mr. Jahnke also serves as a director, member of the audit committee and member of the nominating and corporate governance committee to Schnitzer Steel Industries, Inc., an SEC-listed company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke qualifies as an independent director, is a financial expert and serves as chairman of the governance and nominating committee.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as the lead partner for a major global investment/universal bank and as a senior technical and quality review partner for a major global investment/universal bank based in Zurich, Switzerland. Through 2011, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies. In September 2011, Mr. Leckie joined Allianz SE, a multi-billion dollar financial services group based in Munich, Germany, taking on consultative and quality assurance roles in the office of the chief financial officer.

The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and serves as chairman of the audit committee.

Jonathan R. Scott has been a director of ours since 2013. Mr. Scott was previously a director of ours from 2006 to 2011. Mr. Scott currently serves as President of our Jackson branch and has since 2011. Prior to that appointment, Mr. Scott served in various management and other positions within our company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-banking subsidiary of ours, from 2004 to 2008, and an employee of our Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the son of Thomas W. Scott, the nephew of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr. and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott was recommended for Board membership by the Scott family council.

Randall I. Scott has been a director of ours since 2012. Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006. Mr. Scott is also chair of Scott Family Services and served as vice chair from 2003 to 2011. Previously, Mr. Scott worked in various capacities for our company over a period of twenty years including as a branch manager of our Colstrip branch from 1983 to 1985, as a trust officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr. and Jonathan R. Scott. Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan is a senior attorney for the law firm of Lewis, Roca & Rothgerber, LLP, formerly known as Rothgerber, Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. ambassador to Ireland from 1998 to 2001 and as governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC from 2004 to 2011. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.

The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience including mediating a number of complex legal matters, as a result of his careers in both the private and public sectors including service as Wyoming’s governor and U.S. ambassador to Ireland. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director and serves as lead director.

Teresa A. Taylor has been a director of ours since January 2012. Ms. Taylor has more than 28 years of experience in technology, media and the telecom sector. Ms. Taylor is the owner of Blue Valley Advisors, LLC, and has served as Blue Valley Advisor’s chief executive officer since May 2012. Ms. Taylor also serves as a director of NiSource and T-Mobile USA. From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions at Qwest include executive vice president—Business Marketing Group, executive vice president and chief administrative officer—executive vice president Wholesale Markets and executive vice president—Product and Pricing. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following: Ms. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications. She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company. Ms. Taylor qualifies as an independent director and serves as chairman of the compensation committee.

Theodore H. Williams has been a director of ours since May 2013. Mr. Williams has been a developer and manager of Thompson Creek Unit, an enhanced oil recovery project in northeastern Wyoming, since 1998. Additionally, Mr. Williams has acquired and managed multiple oil and gas properties located throughout the Rocky Mountain region of the United States since 1988. Prior to that time, Mr. Williams was self-employed as an oil and gas lease broker from 1979 to 1987 and served as a field and service representative for Haliburton Company from 1976 to 1978. Mr. Williams serves as a director of a regional independent oil and gas company with interests in more than 2,500 wells located primarily in Utah and Wyoming. Mr. Williams received his Bachelors of Arts degree in English from the University of Montana in 1976.

The qualifications of Mr. Williams identified by the Board include the following: Mr. Williams has significant knowledge in the oil and gas industries as a result of his years in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Williams has significant understanding of the geopolitical, environmental, economic and technical changes that are accelerating a transformation of the global energy system. Mr. Williams qualifies as an independent director.

Board and Committee Matters

Members of the Scott family control in excess of 80% of the voting power of our outstanding common stock. The Scott family members have entered into a shareholder agreement giving family members a right of first refusal to purchase shares of Class B common stock that is intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control of our Company within the Scott family.

Due to the ownership and control of our Company by members of the Scott family, we are a “controlled company” as that term is used under the NASDAQ Marketplace Rules. As a “controlled company,” we may rely on exemptions from certain NASDAQ corporate governance requirements, including those regarding independent director requirements for the Board and committees of the Board.

Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

During 2013, the Board met seven times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	James W. Haugh (retiring May 21, 2014)

•	David L. Jahnke

•	Ross E. Leckie

•	Michael J. Sullivan

•	Teresa A. Taylor

•	Theodore H. Williams

In its determination of independence, the Board considered that the Company (1) conducts banking and credit transactions in the ordinary course of business with certain independent directors, (2) retained Mr. Corning as project manager for a bank branch currently under construction, and, (3) made payments to Dr. Hart under a deferred compensatory agreement. Each of these transactions is more fully described under the heading “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum. None of these transactions or relationships, other than payments made to Dr. Hart under the deferred compensatory agreement, was deemed by the Board to impair the independence for these directors.

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by the Board and each of which consists of members of the Board.

In addition to these committees, our chairman and executive vice chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

Credit Committee. Credit committee members currently include Steven J. Corning (Chair), William B. Ebzery, Ed Garding, John M. Heyneman, Jr., James R. Scott,Thomas W. Scott and Theodore H. Williams. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met twelve times in 2013 with each serving committee member attending at least 75% of the meetings.

Executive Committee. Executive committee members currently include James R. Scott (Chair), Steven J. Corning, William B. Ebzery, Charles M. Heyneman, Ed Garding, Ross E. Leckie, Jonathan R. Scott, Thomas W. Scott and Teresa A. Taylor. The executive committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor the Company’s capital management policy. The executive committee met three times in 2013 with each serving committee member attending at least 75% of the meetings.

Compensation Committee. Compensation committee members currently include Teresa A. Taylor (Chair), Charles E. Hart, M.D., M.S., James W. Haugh, John M. Heyneman, Jr., Randall I. Scott and Michael J. Sullivan.

The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•

evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values and aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met eight times during 2013 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.FIBK.com.

Governance & Nominating Committee. Governance & nominating committee members currently include David L. Jahnke (Chair), Charles E. Hart, M.D., M.S., James W. Haugh, James R. Scott, Jonathan R. Scott, Randall I. Scott, Thomas W. Scott and Michael J. Sullivan. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of Board members;

•	evaluating services provided to and communications with shareholders; and

•	reviewing and approving related party transactions.

The governance & nominating committee met five times in 2013 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.FIBK.com.

When formulating its recommendations for director nominees, the governance & nominating committee considers recommendations offered by our chief executive officer, our shareholders and any outside advisors the governance & nominating committee may retain. The Scott family, through a family council, recommends Scott family members to the governance & nominating committee for consideration as candidates for Board membership. All current year nominees, with the exception of Dana Filip-Crandall, are standing for re-election to the board. Charles M. Heyneman was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the governance & nominating committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The qualifications, attributes and skills of each of the nominees, together with their business experience described above, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the governance & nominating committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Technology Committee. Technology committee members currently include Charles E. Hart, M.D., M.S. (Chair), David H. Crum, Charles M. Heyneman, James R. Scott, Thomas W. Scott and Teresa A. Taylor. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met four times in 2013 with each serving committee member attending at least 75% of the meetings.

Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), David H. Crum, William B. Ebzery, David L. Jahnke and Theodore H. Williams. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines.

The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management objectives;

•	oversight of the internal audit function, including approval and monitoring of the annual internal audit plan;

•	reviewing and approving the reports on Form 10-K and Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations and our codes of ethics;

•	selection of the external auditors and monitoring the performance and results of their activities; and,

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met ten times during 2013 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of William B. Ebzery, David L. Jahnke and Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.FIBK.com.

The Board’s Leadership Structure

Currently, the offices of chairman of the board and chief executive officer are separate. Our chairman is Thomas W. Scott, and our president and chief executive officer is Ed Garding. The chairman of the board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our second amended and restated bylaws and as may from time to time be assigned to him by the Board. The chief executive officer is responsible for general supervision, direction, and control of our business affairs, and ensuring that all orders and resolutions of the Board are carried into effect. In addition, Michael J. Sullivan acts as our lead independent director. The lead independent director acts as a liaison between the chairman and independent directors, presides over semi-annual meetings of the independent directors and, if requested by major shareholders, is available for consultation and direct communication. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.

The Board’s Role in Risk Oversight

It is the responsibility of the chief executive officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the chief risk officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, the credit committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the audit committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of codes of conduct and overseeing responses to reports of examination. The compensation committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The executive committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The governance & nominating committee has been delegated responsibility for establishing and reviewing the adequacy of our codes of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place for the Company. The technology committee has been delegated responsibility for ensuring adequate processes are in place to protect the Company’s data.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Board Diversity

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Principal Accounting Fees and Services

The audit committee appointed McGladrey LLP as our independent auditor for the fiscal year ending December 31, 2014. McGladrey LLP has been our independent auditor since March 2004. No representatives of McGladrey LLP are expected to be present at the annual meeting.

During the period covering the fiscal years ended December 31, 2013 and 2012, McGladrey LLP performed the following professional services:

	2013	2012
Audit fees(1)	$565,000	$550,000
Audit-related fees(2)	3,500	—
Tax fees	—	—
All other fees	—	—

(1)	Audit fees consist of fees for annual audit and reviews of the quarterly reports on Form 10-Q.
(2)	Audit-related fees consist of fees for review of our Registration Statement on Form S-3 filed with the SEC on May 24, 2013.

Pre-Approval Policies and Procedures

After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors

March 19, 2014

To the Board of Directors of First Interstate BancSystem, Inc.:

The audit committee (“Committee”) operates under a charter approved by the Board of Directors (“Board”) that specifies the scope of the Committee’s responsibilities and how they are carried out. The Board has determined that all members of the Committee are independent based upon the standards adopted by the Board, which standards incorporate the independence requirements under applicable laws and regulations.

Management is responsible for the Company’s systems of internal controls and the financial reporting process. McGladrey LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Committee.

The Committee’s responsibility is to monitor and oversee these processes and procedures.

The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

The Committee reviewed and discussed the financial statements as of and for the year ended December 31, 2013 with management, the internal auditors and the independent auditors. The audit committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also discussed with the independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (PCAOB) and has received the written disclosures required by the PCAOB concerning independence. The Committee discussed with the independent auditors any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit related services.

Based on the above-mentioned reviews and discussions, and subject to the limitations on its role and responsibilities described above and in the Committee charter, on February 25, 2014, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	David L. Jahnke	David H. Crum
William B. Ebzery	Theodore H. Williams

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee

The Compensation Committee’s overall responsibility is to review and approve our compensation structure, policy and programs in order to assess whether the compensation structure establishes appropriate incentives for executive management and employee benefits. The Compensation Committee oversees the administration of our equity and incentive compensation plans and is responsible for oversight of executive officer succession planning. The Committee charter, which is posted on our website at www.fibk.com, sets forth the various responsibilities and duties of the Compensation Committee. In the annual review of the charter, the Committee determined the charter was appropriate with regard to the responsibilities and duties specified therein.

The Compensation Committee is comprised of both outside members and non-outside members. Outside members are those who meet both the definition of (1) a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) an outside director, as that term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Outside members annually review and determine the salary, bonus and equity compensation awarded to our CEO. They also approve equity awards for all of our elected officers, taking into consideration non-binding recommendations from the non-outside members. In addition, the outside members approve all executive officers’ compensation, taking into consideration non-binding recommendations from both our CEO and non-outside members.

Executive Compensation Philosophy

Our executive compensation philosophy is designed to establish an appropriate relationship between executive pay and our annual performance, long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The Compensation Committee seeks to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, along with long-term incentives of stock option and restricted stock awards through our equity compensation plan.

The Compensation Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for individual performance and success in operations. Long-term compensation, through awards of stock options and restricted stock, assists in employee retention and encourages management stock ownership. In turn, management ownership leads to increased commitment to our long-term performance and success.

Relation of Compensation Policies and Programs to Risk Management

After reviewing our executive compensation policy and programs, the Compensation Committee concluded that our incentive programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers or other employees that could threaten the value of our Company or would be reasonably likely to have a material adverse effect on us. The Company discourages undue risk taking by reserving the right to use discretion in the payout of all incentives.

On November 17, 2011, based on the Compensation Committee’s recommendation, the Board of Directors approved a clawback policy for all Section 16 reporting officers, including the named executive officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement, the Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Role of Executive Officers

The individuals who served as our chief executive officer, or CEO, and chief financial officer, or CFO, during 2013, as well as the other individuals included in the summary compensation table, are collectively referred to as the named executive officers, or NEOs.

The CEO annually reviews the performance of the executive officers and makes non-binding recommendations to the Compensation Committee for salary adjustments, annual bonuses, and equity-based compensation. The Compensation Committee may exercise its discretion to accept, reject or modify any recommended salary adjustments, bonuses or awards to executives.

Role of Compensation Consultants/Peer Group

The Compensation Committee made a comprehensive review of our executive compensation in 2013 utilizing the Equilar subscription service to obtain proxy data based on a custom peer group. The peer group was composed of the following banks:

1st Source Corporation	International Bancshares Corporation
BancFirst Corporation	Old National Bancorp
BancorpSouth, Inc.	Park National Corporation
Banner Corporation	Prosperity Bancshares, Inc.
Chemical Financial Corporation	Renasant Corporation
Columbia Banking System, Inc.	Sterling Financial Corporation
First Financial Bancorp	Trustmark Corporation
First Merchants Corporation	UMB Financial Corporation
First Midwest Bancorp, Inc.	Umpqua Holdings Corporation
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Southern Bancorp, Inc.	WesBanco, Inc.
Heartland Financial USA, Inc.

Changes to the peer group from the previous year include the addition of BancorpSouth, Inc., First Merchants Corporation, Great Southern Bancorp, Inc. and Renasant Corporation, who were added based on their asset size.

The Compensation Committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. The Compensation Committee took into consideration data from salary surveys conducted by the American Bankers Association, the Economic Research Institute, Mercer, and Equilar.

During 2013, the Compensation Committee engaged the services of Pearl Meyer & Partners, a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. This consulting engagement was extended through 2014.

Say on Frequency/Say on Pay

In 2011, the shareholders approved a biennial “say on pay” vote. The Compensation Committee reviewed the 2013 “say-on-pay” voting results and noted that the advisory vote on executive compensation was approved by shareholders as follows:

Votes for	99,744,969
Votes against	142,706
Abstentions	1,179,007
Broker non-votes	3,239,840

We believe our compensation policies and programs are based on a pay-for-performance culture and align with the long-term interests of our shareholders. Beginning in 2011, Section 14A of the Exchange Act (as enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act) requires us to provide our shareholders a “Say-on-Pay” vote. This vote gives our shareholders’ the opportunity to endorse or not endorse the compensation of our NEOs. The shareholder vote is advisory and is not binding on the Compensation Committee; however, the Committee will take into account the outcome of the vote.

2013 Company Performance Relationship to Executive Pay

2013 Financial Performance. In considering executive compensation, the Compensation Committee takes into account various metrics of our financial performance. We have consistently reported net income to shareholders for the last 26 years and have had over 19 years of consecutive quarterly dividends. The Company has recently announced a 14% increase in dividends, to $.016 per common share, for the first quarter of 2014.

The Company set record levels of earnings in 2013, with $86.1 million of net income available to common shareholders, or $1.96 per diluted share. Earnings levels were driven by further improvement in credit quality, with non-performing assets and criticized assets reaching the lowest levels since 2008. Additionally, another strong year of income generated from the origination and sale of residential mortgages, along with growth in Wealth Management revenues, helped the Company achieve this high level of earnings.

Financial metrics demonstrate positive trends as shown in the tables below. As reflected in the earnings per share and dividends per share table, the Company accelerated payment of the first quarter 2013 dividend to December 2012, resulting in five dividend payments in 2012 and three dividend payments in 2013.

Base Salaries. In determining the salary increase matrix for all employees for 2013 and 2014, the Compensation Committee took into consideration the following:

•	projected loan demand;

•	increased compliance costs; and

•	the ratio of current salaries to market survey data.

In 2013, the merit increase table reflected an approximate 2.8% midpoint increase for an employee who performed satisfactorily and whose salary was currently at market value. For 2014, the midpoint increase was 3.0%. In 2013, increases for NEOs ranged from 2.7% to 11.2%.

The outside members of the Compensation Committee approved the 2013 base salary of Mr. Garding, the current CEO. They also approved the 2013 compensation of other executive officers, including the NEOs, as recommended by the CEO.

In approving the base salary of each executive officer, the Compensation Committee utilized the above mentioned salary increase matrix along with data from the executive compensation peer review discussed previously.

Bonuses. The Compensation Committee awards executive bonuses based upon earnings and the achievement of an ROA percentile ranking relative to the FIBK peer group. Bonuses for executive officers in 2013 were higher than in 2012 due to improved earnings. Target bonuses for 2013 for the NEOs ranged from 33% of base salary to 50% of base salary for the CEO. The varying percentages reflect the Compensation Committee’s belief that an executive officer’s scope of work, responsibilities and performance all be considered when awarding an executive officer a bonus.

Long Term Incentive. Long-term equity incentive compensation encourages employees to focus on our long-term performance. It also provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, further aligning their interests with those of our shareholders.

In 2013, the outside members of the Compensation Committee awarded a targeted percentage of salary in a mix of long-term incentives to the NEOs as follows:

Mr. Moore did not receive long-term incentives due to his planned retirement in 2014. Mr. Riley received a long-term incentive of 12,000 shares of time restricted stock on his hire date of July 16, 2013.

The actual number of options granted was determined based on a value established using the Black-Scholes option pricing model using the Company’s historical volatility and a 7 year life. Both the stock options and the time vested stock have a 3-year graded vesting period.

The performance restrictions for the performance vested stock are based on the three-year return on assets (ROA), a three-year return on equity (ROE), and a three year return on total shareholder return (TSR) average of our company compared to the SNL Financial index of bank holding companies with total assets between $4.0 billion and $12.0 billion (SNL Index). The measurement date is September 30, 2015, using the previous 12 quarters. Vesting is as follows:

Percentile of Peers	Vesting Percentage
<41st	0%
41st to <45th	25%
45th to <50th	38%
50th to <60th	50%
60th to <70th	75%
70th to <80th	100%
80th to <90th	115%
90th and higher	125%

The value of the long-term incentive granted under our equity compensation plan to our NEOs, as well as to certain other officers, was based primarily on the individual’s ability to influence our long-term growth and profitability.

The Compensation Committee believes long-term incentive vehicles, such as stock options and restricted stock, afford desirable compensation methods because they:

•	enhances the link between the creation of shareholder value and long-term executive incentive compensation;

•	provides an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award. Dollar values of the annual awards of long term incentives to executives have historically been approved at the Compensation Committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

Other Compensation. We provide our NEOs with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of other compensation provided to NEOs.

The NEOs participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the NEOs may include some or all of the following:

•	individual life insurance, as described below under “Endorsement Split Dollar and Survivor Income Benefits”;

•	payment of social club dues;

•	dividends on unvested restricted stock; and

•	use of a company automobile.

Company paid individual long term disability policies were discontinued in July 2010.

Retirement and Related Plan. We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

CEO Total Compensation. The outside members of the Compensation Committee reviewed all components of Mr. Garding’s total compensation package. The compensation was determined to be reasonable based on the review of our peers’ CEO total compensation data. Mr. Garding’s compensation package was larger than those granted to our other executives in recognition of his responsibility and performance.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

Endorsement Split Dollar and Survivor Income Benefits

We obtained life insurance policies covering two of the NEOs. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to his designated beneficiary. The endorsement split dollar agreement will provide post-retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with Mr. Garding and Mr. Moore.

We also obtained a life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to designated beneficiaries if the participant is employed by us at the time of death. Upon termination of employment, the policy remains in place and 100% of the policy death benefit is payable to the Company. We have entered into this type of endorsement split dollar agreement with Mr. Garding and Mr. Moore.

During 2013, we obtained additional life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley and Mr. Guenthner.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, on September 23, 2010, the Board of Directors approved a Stock Ownership Guideline Policy based on the Compensation Committee’s recommendation. The Policy recommends the following stock holdings for directors and NEOs and allows them five years to achieve the recommended level of holding:

Directors – five times their annual cash retainer

CEO – five times base salary

NEOs – three times base salary

Stock holdings are measured at the end of each year using the year’s closing stock price. While the directors and NEOs are not required to meet the recommended level of holding until September 23, 2015 at the earliest, all directors and NEOs, with the exception of two recently elected directors and three recently appointed NEOs, currently meet the minimum level of ownership.

Equity Compensation Plans

Stock options awarded prior to March 23, 2010 that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Awards of stock options, restricted stock and other securities issued under our equity compensation plans on or after March 23, 2010 are exercisable for shares of our Class A common stock.

2006 Equity Compensation Plan. Our 2006 equity compensation plan, as amended and restated, is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan provides additional benefits as contained in the plan and consolidates into one plan the benefits available under the following equity compensation plans previously adopted:

•	the 2001 stock option plan;

•	the 2004 restricted stock award plan;

•	the director stock compensation plan; and

•	the officer stock benefit plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.

The 2006 Plan contains the following important features:

•

The initial number of shares of common stock reserved under the 2006 plan was 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of shareholder approval.

•	In 2013, the Board recommended and shareholders approved an amendment to the 2006 plan to increase the number of shares authorized for issuance by an additional 1,500,000 shares of common stock.

•	Awards under the 2006 plan are subject to broad discretion by the Compensation Committee administering the plan.

•	All awards under the 2006 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

•	Stock options granted under the 2006 plan are nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.

•	The Plan prohibits repricing or option exchanges without shareholder approval.

The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation vehicles and to be able to address changing accounting requirements, tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 plan after March 23, 2010 are in shares of Class A common stock. The following terms apply to the awards granted under the Plan for each of the last three years:

•	Stock options - 3-year graded vesting period, with a term of no more than 10 years;

•	Time-restricted awards - 3-year graded vesting period; and

•	Performance-restricted awards - cliff vesting as of December 31 of the third year following the year of the award, based on achievement of specified performance conditions.

In addition, in 2012, common shares were awarded under the 2006 Plan to members of the Strategic Design Team (SDT), a group responsible for developing the Company’s long-term strategies, in recognition of additional duties performed by members of the SDT.

Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan. Awards are generally made to executive officers in the first quarter of each year.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or Compensation Committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator.

Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Teresa A. Taylor	Charles E. Hart	James W. Haugh
John M. Heyneman Jr.	Randall I. Scott	Michael J. Sullivan

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Charles E. Hart, James W. Haugh, John M. Heyneman Jr., Randall I. Scott, Michael J. Sullivan, and Teresa A. Taylor serve on our Compensation Committee. None of the Compensation Committee members serve as employees of the Company.

For additional information on these relationships and related transactions, see “Certain Relationships and Related Transactions” below.

None of our executive officers served as a director or member of the compensation committee of any other company, which other company had an executive officer that served as one of our directors or as a member of the Compensation Committee during 2013.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. When approving total compensation for each of the named executive officers, the compensation committee considers compensation paid to similarly situated executives in similarly sized financial institutions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Name and Position		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Edward Garding	2013	$474,312	$235,000	$157,511	$67,499	$—	$44,906	(4)	$979,228
President & Chief	2012	426,492	200,000	123,344	51,627	—	54,817	(4)	856,280
Executive Officer	2011	341,083	100,000	104,966	44,998	—	41,048	(4)	632,095
Kevin P. Riley	2013	131,539	56,700	266,880	—	—	65,910	(5)	521,029
Exec. Vice President &	2012	NA	NA	NA	NA	NA	NA		NA
Chief Financial Officer	2011	NA	NA	NA	NA	NA	NA		NA
Terrill R. Moore(10)	2013	278,751	140,000	—	—	—	20,835	(6)	439,586
Exec. Vice President &	2012	271,522	79,947	93,520	40,084	—	32,692	(6)	517,764
Chief Financial Officer	2011	267,240	69,000	93,507	40,086	—	30,471	(6)	500,304
Michael G. Huston	2013	235,449	80,578	56,309	24,147	—	24,548	(7)	421,032
Exec. Vice President &	2012	215,692	56,411	43,404	17,376	—	169,828	(7)	502,711
Chief Banking Officer	2011	NA	NA	NA	NA	NA	NA		NA
Kevin J. Guenthner	2013	200,334	68,450	47,734	20,472	—	13,448	(8)	350,438
Exec. Vice President &	2012	191,631	47,233	46,321	18,632	—	18,222	(8)	322,038
Chief Information Officer	2011	NA	NA	NA	NA	NA	NA		NA
Robert M. Cerkovnik	2013	175,341	75,083	20,354	8,718	—	14,029	(9)	293,525
Senior Vice President &	2012	169,800	31,379	13,407	13,400	—	17,477	(9)	245,463
Chief Credit Officer	2011	162,954	26,000	13,589	13,599	—	14,467	(9)	230,609

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. In addition, in 2012 common shares were awarded to members of the SDT in recognition of additional duties performed. Mr. Garding was awarded 3,168 shares of time restricted and 4,224 shares of performance restricted stock in 2011; 3,594 shares of time restricted, 4,790 shares of performance restricted stock and 200 SDT shares in 2012; and 3,921 shares of time restricted and 5,226 shares of performance restricted stock in 2013. Mr. Riley was awarded 12,000 shares of time restricted stock in 2013. Mr. Moore was awarded 2,823 shares of time restricted and 3,762 shares of performance restricted stock in 2011; and 2,790 share of time restricted stock and 3,718 shares of performance restricted stock in 2012. Mr. Huston was awarded 1,209 shares of time restricted stock, 1,612 shares of performance restricted stock and 200 SDT shares in 2012; and 1,401 shares of time restricted stock and 1,869 shares of performance restricted stock in 2013. Mr. Guenthner was awarded 1,296 shares of time restricted stock, 1,728 shares of performance restricted stock and 200 SDT shares in 2012; and 1,188 of time restricted stock and 1,584 shares of performance restricted stock in 2013. Mr. Cerkovnik was awarded 957 shares of time restricted stock in 2011, 933 shares of time restricted stock in 2012; and 507 shares of time restricted stock and 675 shares of performance restricted stock in 2013.

The value included for the performance shares is based on 100% vesting. In order for this level of vesting to occur, the Company much achieve an average ROA and ROE performance at the 71st to 80th percentile for both the 2011 and 2012 awards and on average ROA, ROE and TSR performance at the 70th to 79th percentile for the 2013 award. The maximum vesting for the performance awards is 125% of the shares if average ROA and ROE performance is at or above the 91st percentile of the SNL Index defined earlier for the 2011 and 2012 awards and the average ROA, ROE and TSR performance is at or above the 90th percentile of the SNL Index defined earlier for the 2013 award.

Based on the Company’s financial performance, it was determined on December 31, 2012 that it was unlikely that any of the 2011 performance shares would vest and a 50% vesting of the 2012 performance shares would be most likely to occur.

The 2011 equity-based awards were valued at $14.20 per shares as of the grant date; the 2012 performance and time vested awards were valued at $14.37 per share as of the grant date; the shares awarded to SDT members in 2012 were valued at $14.33 per share as of the grant date; the 2013 time and performance vested awards to all named executive officers except for Mr. Riley were valued at $17.22 per share as of the grant date; and the 2013 time vested award to Mr. Riley was valued at $22.24 per share as of the grant date.

(2)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2013.

(3)

The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)

The amounts in the All Other Compensation column for Mr. Garding also reflect income from the personal use of a company vehicle and amounts paid by us for social club dues and 401k match and profit sharing dollars over the IRS compensation limit.

(5)

Mr. Riley was hired as an executive officer in July 2013 and became our CFO in August 2013. The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for moving and relocation expenses of $55,973.

(6)	The amounts in the All Other Compensation column for Mr. Moore also reflect income from amounts paid by us for 401k match and profit sharing dollars over the IRS compensation limit.
(7)

Mr. Huston became an executive officer in March 2012. Amounts in the table for 2012 reflect his compensation for the entire 2012 year. Although Mr. Huston was employed by us in 2011, he was not an executive officer at such time. The amounts in the All Other Compensation column for Mr. Huston also reflect income from amounts paid by us for social club dues.

(8)

Mr. Guenthner became an executive officer in March 2012. Amounts in the table for 2012 reflect his compensation for the entire 2012 year. Although Mr. Guenthner was employed by us in 2011, he was not an executive officer at such time. The amounts in the All Other Compensation column for Mr. Guenthner also reflect income from amounts paid by us for 401k match and profit sharing dollars over the IRS compensation limit.

(9)

The amounts in the All Other Compensation column for Mr. Cerkovnik also reflect income from amounts paid by us for social club dues and 401k match and profit sharing dollars over the IRS compensation limit.

(10)	Mr. Moore resigned as CFO effective August 15, 2013, at which time Mr. Riley succeeded him as CFO.

GRANTS OF PLAN-BASED AWARDS IN 2013

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future Payouts Under			Number of	Number of	Exercise or	Grant Date
			Equity Incentive Plan Awards			Shares of	Securities	Base Price	Fair Value of
		Committee				Stock or	Underlying	of Option	Stock and
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	Date	(#)(1)	(#)(2)	(#)(3)	(#)(4)	(#)	($/Sh)	Awards
Edward Garding	2/15/2013	1/23/2013	—	—	—	3,921	—	$—	$67,519
	2/15/2013	1/23/2013	1,307	5,226	6,533	—	—	—	89,992
	2/15/2013	1/23/2013	—	—	—	—	19,380	17.22	67,499
Kevin P. Riley	7/16/2013	NA	—	—	—	12,000	—	22.24	266,880
Michael G. Huston	2/15/2013	1/23/2013	—	—	—	1,401	—	—	24,125
	2/15/2013	1/23/2013	467	1,869	2,336	—	—	—	32,184
	2/15/2013	1/23/2013	—	—	—	—	6,933	17.22	24,147
Kevin J. Guenthner	2/15/2013	1/23/2013	—	—	—	1,188	—	—	20,457
	2/15/2013	1/23/2013	396	1,584	1,980	—	—	—	27,277
	2/15/2013	1/23/2013	—	—	—	—	5,878	17.22	20,472
Robert M. Cerkovnik	2/15/2013	1/23/2013	—	—	—	507	—	—	8,731
	2/15/2013	1/23/2013	169	675	844	—	—	—	11,623
	2/15/2013	1/23/2013	—	—	—	—	2,503	17.22	8,718

(1)

This represents the threshold payout of 25% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future 3-Year ROA/ROE/TSR must be at the 41st percentile or above when compared to the SNL Index defined earlier.

(2)

This represents the target payout of 100% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the company’s future 3-Year ROA/ROE/TSR must be at the 70th percentile or above when compared to the SNL Index defined earlier. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(3)

This represents the maximum payout of 125% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the company’s future 3-Year ROA/ROE/TSR must be at the 90th percentile or above when compared to the SNL Index defined earlier.

(4)

This represents the shares of time restricted stock that vest at a rate of 33% each year through February 15, 2016, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Awards:
	Number of	Number of			Number of	Value of	Plan Awards:	Market Value or
	Securities	Securities			Shares or	Shares or	Number of	Payout Value of
	Underlying	Underlying			United of	Units of	Unearned Shares	Unearned Shares
	Unexercised	Unexercised	Option		Stock That	Stock	Units or Other	Units or Other
	Options	Options	Exercise	Option	Have Not	That Have	Rights That Have	Rights That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	(#)	(#)(1)	($)	Date	(#)(2)	($)	(#)(3)	($)
Edward Garding	18,000	—	$13.87	2/3/2015
	18,000	—	17.00	1/26/2016
	18,000	—	20.62	1/25/2017
	18,000	—	20.87	2/15/2018
	6,052	—	15.25	5/15/2019
	6,284	—	15.00	2/12/2020
	6,992	3,497	14.20	2/14/2021
	4,125	8,250	14.37	2/17/2022
	—	19,380	17.22	2/15/2020
					7,373	$209,172	3,702	$164,929
Kevin P. Riley	—	—	NA	NA	12,000	340,440	—	—
Terrill R. Moore	9,000	—	13.87	2/3/2015
	18,000	—	17.00	1/26/2016
	18,000	—	20.62	1/25/2017
	18,000	—	20.87	2/15/2018
	6,100	—	15.25	5/15/2019
	6,336	—	15.00	2/12/2020
	6,228	3,116	14.20	2/14/2021
	3,203	6,405	14.37	2/14/2022
					2,801	79,464	1,859	106,104
Michael G. Huston	1,800	—	17.00	1/26/2016
	3,600	—	20.62	1/25/2017
	3,600	—	20.87	2/15/2018
	3,840	—	15.25	5/15/2019
	2,576	—	15.00	2/12/2020
	2,646	1,325	14.20	2/14/2021
	1,389	2,776	14.37	2/17/2022
	—	6,933	17.22	2/15/2020
					2,607	73,961	1,273	58,790
Kevin J. Guenthner	—	1,449	14.20	2/14/2021
	—	2,977	14.37	2/17/2022
	—	5,878	17.22	2/15/2020
					2,489	70,613	1,260	60,542
Robert M. Cerkovnik	3,600	—	20.62	1/25/2017
	3,200	—	20.87	2/15/2018
	2,112	1,058	14.20	2/14/2021
	1,071	2,141	14.37	2/17/2022
	—	2,503	17.22	2/15/2020
					1,448	41,080	169	4,787

(1)

All options granted after 2008, all of which expire subsequent to 2018, vest at a rate one-third upon each anniversary of the grant date. All options granted prior to 2009, all of which expire prior to 2018, vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents unvested time restricted stock which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(3)

Represents the threshold number of performance restricted stock shares that are expected to vest December 31, 2014 or December 31, 2015 based upon achievement of specified performance conditions and continued employment.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(2)
Edward Garding	—	$—	3,112	$54,416
Kevin P. Riley	—	—	—	—
Terrill R. Moore	25,000	267,150	2,743	47,799
Michael G. Huston	9,000	56,289	1,159	20,197
Kevin J. Guenthner	64,711	298,336	1,545	26,929
Robert M. Cerkovnik	14,760	74,183	778	13,553

(1)

The amount in the Value Realized On Exercise column reflects the difference between the stock option exercise price and the closing price of the stock on the day prior to exercise multiplied by the number of shares acquired.

(2)	The amount in the Value Realized On Vesting column reflects the closing price of the stock on the day prior to vesting multiplied by the number of shares vesting.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “Deferred Compensation Plans,” certain executives, including the NEOs, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year.

Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement.

NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
Edward Garding	$14,000	$3,639	$(78)	$—	$57,072
Terrill R. Moore	246,982	228	115,101	—	898,919
Kevin J. Guenthner	12,721	59	58,521	—	329,453

(1)

The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the NEOs in the summary compensation table in the year the contribution was earned.

(2)	The amounts in Registrant Contributions in Last Fiscal Year column are included as other compensation for each of the NEOs in the summary compensation table in the year the contribution was earned.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the NEOs upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2013 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination. Regardless of the manner in which a NEO’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

In its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2013 are contained in the various tables included above.

Severance Payments. Except for the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs are not entitled to any other severance benefits.

Payments Made Upon Retirement. In the event of retirement, the NEOs would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.

Payments Made Upon Death. In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the NEOs are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all NEOs, the applicable amount would be $300,000.

Benefits are also available under our endorsement split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Garding, $1,368,000; and Mr. Moore, $840,000.

An additional $100,000 of the policy death benefit under the life insurance policy covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Garding and Mr. Moore should death occur while they are employed by the Company.

An additional $150,000 of surivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley and Mr. Guenthner should death occur while they are employed by the Company.

Payments Made Upon Disability. In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the NEOs the applicable amount would be $13,000 per month.

Payments Made Upon a Change of Control. The NEOs are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2013, each director, other than Ed Garding, Thomas W. Scott, and James R. Scott, received an annual retainer valued at $41,750 with at least $21,750 of that being paid in the form of equity. The Directors may elect to receive the other $20,000 in the form of cash, common stock or stock options. The number of options granted was determined based on a value established using the Black-Scholes option pricing model using the Company’s historical volatility and a 7 year life.

Each director, other than Ed Garding, Thomas W. Scott, and James R. Scott, received fees of $1,000 per board meeting attended and $750 per Committee meeting attended. Committee chairpersons also received an additional annual retainer, in cash or equity, of $7,500.

Thomas W. Scott received an annual retainer of $315,000, paid bi-weekly, for his services as Chairman of the Board. James R. Scott received an annual retainer of $330,000, paid bi-weekly, for services as Executive Vice Chairman of the Board. Both Mr. Thomas W. Scott and Mr. James R. Scott received one third of their retainers in the form of stock. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Mr. Thomas Scott recognizes his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to our advisory boards. The retainer paid to Mr. James Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board in capital planning, deployment and the creation of shareholder value, work on Board and executive succession planning and community visibility.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas W. Scott	$250,385	$104,995	$—	$—	$355,380
James R. Scott	262,308	109,992	—	—	372,300
Ed Garding(3)	—	—	—	—	—
Steven J. Corning(4)	46,250	21,736	—	60,000	127,986
David H. Crum	15,750	41,744	—	—	57,494
William B. Ebzery	24,750	30,876	10,873	—	66,499
Charles E. Hart, M.D., M.S.	17,250	38,371	10,873	—	66,494
James W. Haugh	36,500	21,736	—	—	58,236
Charles M. Heyneman	30,500	21,736	—	—	52,236
John M. Heyneman, Jr.	38,000	—	21,747	—	59,747
David L. Jahnke	47,000	21,736	—	—	68,736
Ross E. Leckie	41,250	21,736	—	—	62,986
Terry W. Payne(5)	6,500	—	—	—	6,500
Jonathan R. Scott(6)	27,750	21,736	—	—	49,486
Randall I. Scott	32,750	21,736	—	—	54,486
Michael J. Sullivan	38,000	21,736	—	—	59,736
Sandra A. Scott Suzor(7)	5,000	—	—	—	5,000
Teresa A. Taylor	43,000	21,736	—	—	64,736
Theodore H. Williams(8)	33,000	21,736	—	—	54,736

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2013 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(2)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies and Stock-Based Compensation” included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2013. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2013 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(3)	Mr. Garding received no compensation for serving as a director, but he was compensated in his capacity as our president and CEO through December 31, 2013.
(4)

Mr. Corning received $60,000 in 2013 pursuant to a contractual agreement for management of a construction project on behalf of the Company. The total contracted amount for the project is the lesser of $180,000 or 4% of hard construction costs. These payments are unrelated to his service as a director. For additional information regarding this arrangement, see “Certain Relationships and Related Transactions” below.

(5)	Mr. Payne served as a director through May 2013.
(6)	Mr. Scott began serving as a director in May 2013.
(7)	Ms. Suzor served as a director through May 2013.
(8)	Mr. Williams began serving as a director in May 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2013, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: Jonathan R. Scott, a director, failed to report on a timely basis the May 22, 2013 award of 1,044 Class A common shares awarded in lieu of director fees. This transaction was subsequently reported on November 20, 2013. Homer R. Scott, Jr., a director, failed to report on a timely basis the May 17, 2013 sale of 1,000 Class A common shares in an open market transaction. This transaction was subsequently reported on May 28, 2013. Kevin P. Riley, an executive officer, failed to report on a timely basis the July 16, 2013 award of 12,000 time restricted shares. This transaction was subsequently reported on November 6, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features. The independent members of our Governance & Nominating Committee review and approve all related party transactions in excess of $120,000.

Certain executive officers, directors and greater than 5% shareholders of ours and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $24,669,000 as of December 31, 2013. During 2013, new loans and advances on existing loans of $16,067,000 were funded and loan repayments totaled $20,058,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes Oxley Act of 2002. Additionally, during 2013, net loans of $7,407,000 were removed due to changes in related parties from the prior year.

We purchase property, casualty and other insurance through an agency in which Terry W. Payne, a director whose term ended in May 2013, has a controlling ownership interest. We paid insurance premiums to the agency of $764,000 in 2013.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2013, we paid total fees and operating expenses of $309,000 for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2013, we received payments from the related entity of $61,000 for hanger use, pilot fees and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

Thomas W. Scott, chairman of our Board, James R. Scott, executive vice-chairman of our Board, four of our directors, John M. Heyneman, Charles M. Heyneman, Randall I. Scott, Sandra A. Scott Suzor, and one greater than 5% shareholder, Homer A Scott, Jr., each has a 2.5% interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott Family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2013, we paid $224,000 for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

During 2012, the Company entered into a contract with an entity wholly-owned by Steven J. Corning, a director of ours, to provide construction management and advisory services related to the construction of a bank office building. We paid the entity $60,000 during 2013.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

On January 28, 2010, the Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2015 annual meeting of shareholders is expected to be held on or about May 20, 2015, and proxy materials in connection with that meeting are expected to be mailed on or about April 10, 2015. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2015 annual meeting of shareholders is December 10, 2014, which is 120 days prior to the anniversary of the mailing date for our proxy materials.

Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2015 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 20, 2015, which will be the one-year anniversary of our 2014 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2015 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CAROL STEPHENS DONALDSON

Carol Stephens Donaldson

Secretary

Billings, Montana

April 2, 2014

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 21, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e–Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/40016/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00003333333000000000 0	052114

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	Election of Directors
Nominees
			FOR	AGAINST	ABSTAIN
		(1) Steven J. Corning	☐	☐	☐
		(2) Dana Filip-Crandall	☐	☐	☐
		(3) Charles E. Hart	☐	☐	☐
		(4) Charles M. Heyneman	☐	☐	☐
		(5) Thomas W. Scott	☐	☐	☐
		(6) Michael J. Sullivan	☐	☐	☐
	2.	The ratification of McGladrey LLP as our independent registered public accounting firm for 2014.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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